UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2016

CALAMP CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12182	95-3647070
(Commission	(IRS Employer
file number)	Identification Number)

1401 N. Rice Avenue, Oxnard, CA 93030
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (805) 987-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Pursuant to the Agreement and Plan of Merger, dated February 1, 2016 (the “Merger Agreement”), by and among CalAmp Corp., a Delaware corporation (“CalAmp”), LoJack Corporation, a Massachusetts corporation (“LoJack”), and Lexus Acquisition Sub, Inc., a Massachusetts corporation and a direct wholly-owned subsidiary of CalAmp (“Purchaser”), on March 18, 2016, CalAmp completed its acquisition of LoJack. The transaction was consummated through a tender offer (the “Offer”) by Purchaser for all of LoJack’s outstanding shares of common stock (the “Shares”), at a purchase price per Share of $6.45, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), followed by the short-form merger of Purchaser with and into LoJack (the “Merger”) pursuant to Section 11.05 of the Massachusetts Business Corporation Act (the “MBCA”), with LoJack surviving as a direct wholly-owned subsidiary of CalAmp. As a result of the Merger, each share of LoJack common stock (other than shares held by CalAmp or Purchaser) that was not validly tendered in the Offer was cancelled and converted into the right to receive the same $6.45 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), that was paid to tendering stockholders in the Offer.

On March 15, 2016 (the “Acceptance Date”), Purchaser accepted for payment all Shares that were validly tendered and not withdrawn in accordance with the terms of the Offer. Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), advised Purchaser that a total of 14,925,959 Shares were validly tendered and not withdrawn in the initial offering period (the “Initial Offer”) (excluding 75,907 shares tendered pursuant to guaranteed delivery procedures that had not yet been delivered in settlement or satisfaction of such guarantees as of the expiration of the Initial Offer). Such Shares, when combined with the 850,100 Shares then owned by Purchaser, represented approximately 80.2% of the outstanding Shares on a fully-diluted basis as of the expiration date of the Initial Offer.

Purchaser commenced a subsequent offering period (the “Subsequent Offering Period”) on March 15, 2016 for all remaining untendered Shares. The Subsequent Offering Period expired at 12:00 midnight (Eastern time) on Thursday, March 17, 2016 (one minute after 11:59 P.M., Eastern time, on Thursday, March 17, 2016). The Depositary advised Purchaser that a total of 1,150,486 Shares were validly tendered in the Subsequent Offering Period (excluding 4,120 shares tendered pursuant to guaranteed delivery procedures that had not yet been delivered in settlement or satisfaction of such guarantees), representing 5.8% of the outstanding Shares on a fully-diluted basis. Such Shares, when combined with the 850,100 Shares then owned by Purchaser, including the Shares tendered in the Initial Offer, represented approximately 86.4% of the outstanding Shares on a fully-diluted basis as of the expiration date of the Subsequent Offering Period.

The aggregate consideration paid by Parent and Purchaser for the Shares tendered in the Initial Offer and Subsequent Offering Period was approximately $121,411,768.50 in cash.

In the Merger Agreement, LoJack granted Purchaser an irrevocable option (the “Top-Up Option”), exercisable within one business day following the expiration of a Subsequent Offering Period, to purchase from LoJack, with certain limitations, the number of shares of LoJack common stock necessary for Purchaser to complete a short-form merger with LoJack. On March 18, 2016, Purchaser exercised the Top-Up Option in accordance with the Merger Agreement following expiration of the Subsequent Offering Period, and purchased newly issued Shares directly from LoJack in accordance with the Merger Agreement. Purchaser purchased 7,079,351 newly issued Shares at a price of $6.45 per Share in cash. As a result of its exercise of the Top-Up Option, Purchaser owned at least 90% of the outstanding Shares.

On March 18, 2016, CalAmp completed its acquisition of LoJack by effecting the Merger pursuant to Section 11.05 of the MBCA between Purchaser and LoJack, with LoJack as the surviving corporation and, as a result, LoJack became a direct, wholly-owned subsidiary of CalAmp. As a result of the Merger, any Shares not validly tendered in the Offer (other than Shares held by CalAmp or Purchaser) were cancelled and converted into the right to receive the Merger Consideration.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to CalAmp’s Current Report on Form 8-K filed with the SEC on February 1, 2016, and is incorporated herein by reference.

Item 8.01 Other Events.

On March 21, 2016, CalAmp issued a press release announcing completion of the Merger and providing an update on CalAmp’s business. A copy of that press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired. CalAmp intends to file financial information required by this Item 9.01(a) under the cover of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed.

(b) Pro forma financial information. CalAmp intends to file pro forma financial information required by this Item 9.01(b) under the cover of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed.

(d) Exhibits. The exhibits listed on the Exhibit Index hereto are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.
Registrant

By:	/s/ Richard Vitelle.

Richard Vitelle
Executive Vice President and Chief Financial Officer

Dated: March 21, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued on March 21, 2016 by CalAmp Corp. announcing completion of acquisition of LoJack and providing business update.